EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT

The following is a list of the subsidiaries of Hudson City Bancorp, Inc.:

Hudson City Savings Bank Name	United States of America Jurisdiction of Incorporation

The following is a list of the subsidiaries of Hudson City Savings Bank:

HudCiti Service Corporation	New Jersey
Name	State of Incorporation

HC Value Broker Services, Inc	New Jersey
Name	State of Incorporation

The following is a list of the subsidiaries of HudCiti Service Corporation:

Hudson City Preferred Funding Corp.	Delaware
Name	State of Incorporation

Sound REIT, Inc. Name	New York State of Incorporation

Exhibits Page 1